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                                                                    EXHIBIT 15.1




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

Re:  TransTexas Gas Corporation
     Registration Statement on Form S-3

     We are aware that our report dated December 16, 1996 on our review of interim condensed consolidated financial information of TransTexas Gas Corporation for the three- and nine-month periods ended October 31, 1996 and 1995 included in this Form 10-Q for the quarter then ended is incorporated by reference in the Company's registration statement on Form S-3 (Registration No. 33-91494), filed with the Securities and Exchange Commission on March 12, 1996. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


/s/ Coopers & Lybrand L.L.P.

Houston, Texas
December 16, 1996